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                                                         Exhibit 8.1

                     [LETTERHEAD OF JONES, DAY, REAVIS & POGUE]



                                    April 6, 1998



Great Lakes REIT, Inc.
823 Commerce Drive, Suite 300
Oak Brook, Illinois  60523


Ladies and Gentlemen:

          We have acted as special counsel to Great Lakes REIT, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on April 6, 1998 (the "Registration Statement"), and the Prospectus (the "Prospectus") included therein. In connection with the Registration Statement, you have requested our opinion regarding certain federal income tax matters related to the Company. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Prospectus.

          In rendering our opinion, we have reviewed and relied upon (i) the Registration Statement (including the exhibits thereto) and the Prospectus and the documents incorporated therein by reference; (ii) the Charter of the Company as amended through the date hereof (the "Charter"); (iii) the Bylaws of the Company as amended through the date hereof (the "Bylaws"); (iv) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of December 19, 1996, as amended by the First Amendment thereto, dated as of February 6, 1997 (the "Partnership Agreement"); and (v) such other documents, records, instruments and information provided by you as we have deemed necessary or appropriate for purposes of rendering the opinions contained herein.

          In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we have reviewed are true and correct, and that all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed, with your consent, that each of the Company and the Operating Partnership at all times has been and will continue to be organized and operated in the manner described in the Charter and the Partnership Agreement, respectively, and in the Prospectus and the documents incorporated therein by reference. For purposes of our review, we have also assumed, with your consent, the genuineness of all signatures on original or certified copies of documents we have examined, the legal capacity of natural persons, the authority of any individual or individuals who executed any


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Great Lakes REIT, Inc.
April 6, 1998
Page 2


such documents on behalf of any other person, the authenticity of all documents submitted to us as originals and the conformity to original or certified copies of all copies submitted to us as certified or reproduction copies.

          For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in an officer's certificate (the "Officer's Certificate"), dated April 6, 1998, executed by a duly authorized officer of the Company and delivered to us. The representations contained in the Officer's Certificate generally relate to the formation, ownership and operation of the Company and the Operating Partnership. We have further assumed, with your consent, the accuracy of the statements and descriptions of the Company's and the Operating Partnership's past and future intended activities as described in the Prospectus and the documents incorporated therein by reference.

          We have assumed for purposes of this opinion, with your consent, that the Company is duly incorporated, validly existing and in good standing under the laws of the State of Maryland and that the Operating Partnership is duly formed, validly existing and in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. In addition, if the Internal Revenue Service (the "IRS") were to challenge successfully certain operational aspects of the dividend reinvestment and share purchase plan that the Company maintained prior to January 1, 1996, we have assumed, with your consent, that the Company would have sufficient funds to pay and would use such funds to pay in a timely manner "deficiency dividends" (within the meaning of Section 860(f) of the Internal Revenue Code of 1986, as amended (the "Code")) to its stockholders, as well as accrued interest with respect to such "deficiency dividends" to the IRS, in an amount sufficient for the Company to satisfy, for each relevant taxable year, the annual distribution requirement set forth in
Section 857(a)(1) of the Code applicable to a "real estate investment trust" (a "REIT") under the Code and the Treasury Regulations promulgated thereunder. The opinions set forth herein are based on the correctness of such assumptions.

          Our opinion is based upon the current provisions of the Code, the existing, temporary and currently proposed regulations promulgated thereunder by the Treasury Department, existing administrative rulings and practices of the IRS, and existing judicial decisions, all of which are subject to change at any time. It should be noted that future legislative, judicial or administrative actions, decisions or interpretations, which may or may not be retroactive in effect, could materially affect the opinions contained herein.

          Based upon the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:


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Great Lakes REIT, Inc.
April 6, 1998
Page 3

     1. Commencing with the Company's taxable year ended December 31, 1993, and for all taxable periods thereafter, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the Treasury Regulations promulgated thereunder, and the current and proposed organization and method of operation of the Company and the Operating Partnership, as described in the Prospectus and the documents incorporated therein by reference and as represented in the Officer's Certificate, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT for its current and subsequent taxable years.

     2. The Operating Partnership is properly classified as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a "publicly traded partnership" within the meaning of Section 7704 of the Code.

     3. The discussion contained in the Prospectus under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

          The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and the Treasury Regulations promulgated thereunder and described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Jones, Day, Reavis & Pogue will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code and the applicable Treasury Regulations for qualification and taxation as a REIT.

          In particular, we would note that, although the Company's Charter and Bylaws contain certain restrictions on the ownership and transfer of the Company's capital stock that are intended to prevent concentration of stock ownership and to assist the Company in satisfying the gross income tests, they did not ensure that the Company in fact satisfied for each of its taxable years commencing prior to January 1, 1998 (i) the requirement set forth in Section 856(a)(6) of the Code (as in effect during such taxable years) that the Company not be closely held within the meaning of Section 856(h) of the Code, and (ii) the 95% and 75% gross income tests set forth in Section 856(c)(2) and (3) of the Code, primarily as a result of the fact that the provisions in the


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Great Lakes REIT, Inc.
April 6, 1998
Page 4

Company's Charter, prior to its amendment and restatement on September 23, 1997, did not operate automatically to void any attempted transfer, acquisition or ownership of shares of the Company's stock that would result in the disqualification of the Company as a REIT, but instead required the Company's Board of Directors to take action to prohibit or deem to be null and void any such attempted transfer, acquisition or ownership of such shares or to purchase or redeem any such shares. Accordingly, there can be no assurance that the Board of Directors would have become aware of attempted transfers, acquisitions or ownership of shares of stock of the Company that would cause the Company to fail to qualify as a REIT. Moreover, the restrictions on ownership contained in the Bylaws may not be enforceable against holders of shares of the Company's stock who acquired their shares prior to the time that the restrictions were added to the Bylaws in February 1997.

          Other than as expressly stated above, we express no opinion on any issue relating to the Company or the Operating Partnership, or to any investment therein. An opinion of counsel is not binding on the IRS or the courts and there can be no assurance that the IRS will not take a contrary position with respect to some or all of the conclusions set forth above.

          The opinions expressed in this letter take into account laws, interpretations of laws, and facts known to us as of the date of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of laws or facts that come to our attention after the date hereof. Further, the opinions set forth above represent our conclusions based upon our review of the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made limited inquiries and investigations regarding certain factual matters that we have deemed to be necessary for purposes of rendering this opinion, we have not independently investigated all of the facts relevant to the matters discussed in this opinion.

          This opinion is being delivered to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus filed as a part of the Registration Statement.

                                              Very truly yours,


                                              /s/ Jones, Day, Reavis & Pogue